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                                                                EXHIBIT 10.1

                                    AGREEMENT

          This Agreement is made and entered into this 16th day of May, 1997, (the "Effective Date") by and between A.A. Friedman Co., Inc., a Georgia corporation with its headquarters located at 2559 Washington Road, Augusta, Georgia 30904, and its Affiliates (such company, including its Affiliates, hereinafter "AAFCO"), and Friedman's Inc., a Delaware corporation with its headquarters located at 4 West State Street, Savannah, Georgia 31401 ("FI").

          WHEREAS, AAFCO and FI (collectively, the "Parties," or singularly a "Party") have been engaged in litigation, namely Civil Action No. CV-194-154 in the Southern District of Georgia, Augusta Division (the "Civil Action"); and

          WHEREAS, the Parties desire to resolve the Civil Action amicably;

          WHEREAS, the Parties to this Agreement recognize that the underlying purpose of the Agreement is for AAFCO to convey by assignment all of its rights in the Friedman's Marks (as defined below) to FI, for AAFCO to discontinue its use of the Friedman's Marks as provided in this Agreement and in consideration thereof for FI to pay AAFCO 250,000 shares of the Class A common stock of FI, $.01 par value per share (the "Class A Common Stock") under circumstances pursuant to which AAFCO will realize a minimum of $7,062,500 on the terms set forth in this Agreement; and

          WHEREAS, it is the intention of the Parties to continue their long-standing respective businesses after AAFCO converts to "Marks & Morgan;" and

          WHEREAS, it is recognized that the Parties intend both during and after the period in which the name change and assignment of the Friedman's Marks takes place to fulfill their undertakings in this Agreement in good faith; and

          WHEREAS, the Parties understand that they will be competing vigorously in the same areas, that each may open new stores in locations not covered by
Section 4 of this Agreement, that each may open new stores which do not utilize the Friedman's Marks (as defined herein) in any location notwithstanding this Agreement, and that the parties may engage in national or regional mass media advertising utilizing their respective trademarks except as provided by this Agreement.

          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

          1. ASSIGNMENT AND RIGHTS. AAFCO hereby irrevocably assigns and conveys to FI all of AAFCO's rights, title and interest in and to service marks, trade names, and trademarks comprised in whole or in part of the words "Friedman's" or "Fried" or which contain "Fried" or any phonetic or visual equivalent as a component of a word, name or sign, and any other name or mark confusingly similar to "Friedman's," including, but not limited to, the mark "Friedman's Jewelers" (hereinafter referred to collectively as the "Friedman's Marks"), and including all registrations and applications for the Friedman's Marks filed in or with the United States Patent and Trademark Office, any foreign trademark office or any state or other governmental agency, and the goodwill associated with the Friedman's Marks. Notwithstanding the foregoing, and except for the transfer of the Friedman's Marks and associated goodwill necessary to assign the Friedman's Marks to FI, AAFCO shall not assign or convey to FI AAFCO's heritage or any tangible or intangible assets associated with its business, nor shall FI have any rights, title or interest in or to AAFCO's continuing business and goodwill apart from that associated with the Friedman's Marks. AAFCO warrants and represents that (i) it or its predecessors have used the mark Friedman's Jewelers continuously for at least fifty (50) years; (ii) there are no liens, security interests or encumbrances on the Friedman's Marks assigned herein;
(iii) AAFCO has not previously assigned or licensed to any entity any of its rights or interest to the Friedman's Marks; (iv) AAFCO is currently solvent; and
(v) no shareholder or Affiliate of AAFCO or progeny of Abraham A. Friedman owns or may properly claim any right, title or interest in the Friedman's Marks except as previously disclosed to FI. AAFCO does not warrant or represent the nature or scope of its rights in or to the


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Friedman's Marks, but to the extent AAFCO does own any rights in or to the
Friedman's Marks, it is AAFCO's intention by this Agreement to assign to FI any and all rights AAFCO owns.

          2. AAFCO'S USE OF THE FRIEDMAN'S MARK. During the period beginning at any time after the Effective Date and ending September 30, 1997 (the "Conversion Period"), AAFCO shall at its own cost and expense change the signage on and in all of its existing store locations currently operating under the mark "Friedman's Jewelers" from "Friedman's Jewelers" to "Marks & Morgan." To the extent that AAFCO cannot, after good faith efforts, change the signage for any specific store location to "Marks & Morgan," AAFCO shall promptly give notice to FI of the location of the store and the name and mark other than "Marks & Morgan" to which AAFCO proposes to change, and once converted (or, in the alternative, once all signs utilizing the Friedman's Marks are removed and the store is closed) such store shall be deemed converted for purposes of this Agreement so long as the name and mark used for such store is not the Friedman's Mark. As of the Effective Date, AAFCO shall cease all use of the Friedman's Marks, or any other name or mark confusingly similar to any of the Friedman's Marks, except: FI grants to AAFCO a non-exclusive, non-transferable license to use the Friedman's Marks in those geographic areas set forth in sections 4a through 4d (and the accompanying Exhibits A through D) as follows:

     A. During the Conversion Period: (i) in the same manner and fashion in which AAFCO has used the Friedman's Marks in the past; (ii) to inform the public or other third parties of AAFCO's conversion to the Marks & Morgan mark; and (iii) to inform the public or other third parties about AAFCO's history and previous use of the Friedman's Marks;

     B. Until December 25, 1997 (i) to inform the public or other third parties of AAFCO's conversion to the Marks & Morgan mark; and (ii) to inform the


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          public or other third parties of AAFCO's history and previous use of the Friedman's Marks.

     C. Until January 1, 1998, with respect to AAFCO stores located in the geographic areas described in Exhibit A, and until June 30, 1998 with respect to AAFCO stores located in the geographic areas described in Exhibits B, C and D, through direct mailings limited to the customers included on AAFCO's then-current Active Credit and Cash Customer Mailing List (the "Mailing List") who have had transactions with the store locations of AAFCO listed in Exhibits A, B, C and D to make the connection between Marks & Morgan and AAFCO's previous use of "Friedman's Jewelers" through a simple message that affirms the equivalence of the Friedman's Marks and the "Marks & Morgan" mark; provided however, that AAFCO warrants and represents that the Mailing List is comprised solely of persons who have had transactions with AAFCO and that currently the entire Mailing List is comprised of approximately 500,000 names.

Provided however, that AAFCO's use of the Friedman's Marks pursuant to this Agreement shall not (i) injure the reputation of the Friedman's Marks; (ii) refer to FI or (iii) refer to the Civil Action, except that AAFCO may refer to the Civil Action during the Conversion Period so long as in doing so AAFCO does not injure the reputation of the Friedman's Marks. Notwithstanding anything in this Agreement to the contrary, FI agrees that (A) it will not, and will not authorize any third party to, use "A.A. Friedman," "A. Friedman," "Abe Friedman," or "Abraham Friedman" as a name or mark in connection with its business or operations; and (B) it will not authorize any third party to use the Friedman's Marks in advertising or promotional activities in the geographic areas specified in Exhibits A through D beyond the right to which FI may use the Friedman's Marks in advertising or promotional activities in such geographic areas pursuant to this Agreement.


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Notwithstanding the foregoing, AAFCO shall not be restricted from using
"Friedman's" in a non-trademark, non-competitive manner with financial institutions, landlords, vendors, debtors (for collection purposes only, and only as to those debtors whose indebtedness was incurred under the Friedman's Mark and is in arrears) or governmental authorities in referring to the owners of AAFCO or the fact that AAFCO changed its name, and nothing more, and store employees may orally respond in response to specific oral in-store inquiries, including telephone inquiries, from customers that AAFCO has changed its name to "Marks & Morgan" and that the ownership of AAFCO remains the same.

     FI agrees that AAFCO may use the Friedman's Marks as part of the corporate name of A.A. Friedman Co., Inc. until September 30, 1997.

     3. ASSIGNMENT OF LEASES TO FI. Upon execution of this Agreement, FI shall have the option until September 30, 1997, exercisable on at least thirty (30) days notice, to assume the leases for AAFCO's store locations in Bainbridge Mall in Bainbridge, Georgia, and the Southland Mall in Memphis, Tennessee, together with all fixtures, including jewelry display cases and security systems, and FI shall have the right to open and operate stores under the Friedman's Marks in these two locations immediately thereafter. FI shall have no obligation to any of AAFCO's vendors or employees to continue or maintain any existing relationships, and FI shall not assume any other obligation of AAFCO's except as described above. However, FI shall be obligated to pay its pro rata share of personal property taxes or any other governmental taxes or assessments.

     4. LIMITATIONS ON FI'S RIGHT TO USE THE FRIEDMAN'S MARKS. FI shall be free, and shall have the right in its sole discretion to use the Friedman's Marks, (A) to open new store locations under the Friedman's Marks, or convert existing stores not currently operating under the Friedman's Marks to store locations operating under the Friedman's Marks, in any geographic location and at any time except as provided in this Section, and (B) to engage in advertising and promotional activities related to (i) any store locations


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operating under the Friedman's Marks in existence at the Effective Date, (ii)
any store locations not covered by subsections a. through d. of this Section, and (iii) any store locations covered by subsections a. through d. of this Section. Notwithstanding the foregoing, FI (x) shall not advertise or promote directly or through third parties FI's plans to open a store or stores utilizing the Friedman's Marks, and (y) shall not advertise or promote any connection between the Friedman's Marks and Regency Jewelers (or any other jewelry store marks), in either case, in locations covered by subsections a. through d. of this Section prior to the dates upon which FI is entitled to enter into the geographic areas described in Section 4 and the accompanying Exhibits A through
D. Subject to the foregoing, FI agrees as follows:

          a. In the geographic areas set forth in Exhibit A, FI will not locate, and will not authorize a third party to locate, any business involving jewelry items operating under or utilizing the Friedman's Marks until on or after January 1, 1998.

          b. In the geographic areas set forth in Exhibit B, FI will not locate, and will not authorize a third party to locate, any business involving jewelry items operating under or utilizing the Friedman's Mark until on or after June 30, 1998.

          c. In the geographic areas set forth in Exhibit C, and for the time periods set forth therein, FI will not locate, and will not authorize a third party to locate, any business involving jewelry items operating under or utilizing the Friedman's Marks.

          d. In the geographic areas set forth in Exhibit D hereto, FI will not locate, and will not authorize a third party to locate, any business involving jewelry items operating under or utilizing the Friedman's Marks until on or after January 1, 1999.

     Notwithstanding the above, FI may use the name Friedman's Inc. in credit documentation at stores in locations operating under the "Regency" or other mark in the manner presently used or to the minimum extent required by law.

     5. PLANNING ACTIVITIES. FI may undertake any activities not directed to the consuming public in preparation for opening store locations under the Friedman's Marks in


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any geographic area in which it is then prohibited from locating or converting a store pursuant to subsections a. through d. of Section 4, immediately following execution of this Agreement, including but not limited to entering into leasing arrangements.

     6. CONSIDERATION.

        a. Issuance of Shares. Two Hundred and Fifty Thousand (250,000) shares (the "Shares") of Class A Common Stock shall be issued by FI as of the date of this Agreement in the name of Bear, Stearns & Co. Inc. for the benefit of the beneficiaries of the escrow and placed into escrow within five business days with Morgan Schiff & Co., Inc. ("MSC") and Kilpatrick Stockton LLP ("KS," and collectively with MSC, the "Escrow Agents") pursuant to and in accordance with the terms of that certain Escrow Agreement attached hereto as Exhibit E (the "Escrow Agreement").

        b. Vesting of Shares or Proceeds Therefrom. For all purposes in this
Section 6, the Shares, or the proceeds from the sale of such Shares if they have been sold prior to vesting pursuant to Section 6.c. below, shall vest in four equal installments of 62,500 Shares, or the proceeds attributable thereto, on each of the four dates on which FI receives a Conversion Notification (each of such four dates hereinafter a "Vesting Date"); provided, however, that no Shares, or the proceeds from the sale of such Shares, shall vest after September 30, 1997, except that if the good faith failure to achieve the conversion of the final 25% of its store locations on or prior to September 30, 1997 relates to not more than three (3) stores, AAFCO shall send a Conversion Notification to FI which also includes the three or less store locations not yet converted and AAFCO shall have until October 30, 1997 to convert such stores and provide FI with a final Conversion Notification upon the receipt of which the final installment of Shares, or proceeds from the sale of such Shares, shall vest. In determining whether Shares or the proceeds attributable to the sale of Shares shall vest on each Vesting Date, the Escrow Agents shall look first to any unvested Shares remaining in escrow as of the Vesting Date and they shall first be deemed vested, and, to the extent there are no unvested Shares remaining in escrow, or an insufficient number of unvested Shares to satisfy the installment to be vested, the Escrow Agents shall look second to any unvested proceeds remaining in escrow as of the Vesting Date and they shall next be deemed vested. For examples of how this Section works in conjunction with the rest of Section 6, see Exhibit F.

     c.   Sale of Shares.

          (1) Timing. All of the Shares shall be held by the Escrow Agents until March 31, 1999, at which time any vested Shares remaining in escrow shall be sold by MSC as an Escrow Agent with such sale or sales to be completed on or before June 30, 1999; provided, however, that FI may, at any time and from time to time, instruct MSC, as an Escrow Agent, to sell all or a portion of the Shares provided that the aggregate amount per share, net of any underwriting commissions or brokers fees and all other expenses of sale, provided by the sale of such Shares together with any payment by FI to KS, as an Escrow Agent, in immediately available funds , and available for allocation pursuant to Section 6.e., is equal to or greater than $30.00. At the same time as FI shall instruct MSC to sell all or a portion of the Shares hereunder, but in no event later than twenty four hours prior to any such sale of Shares, FI shall provide notice of such proposed sale in a direct oral communication with a responsible officer of AAFCO, or if unable to contact such responsible officer, FI shall provide such notice to KS.

          (2) Identification of Shares Sold. Each sale of Shares by the Escrow Agents shall be deemed to be a sale of any unvested Shares remaining in escrow as of the date of sale, and, to the extent there are no unvested Shares remaining in escrow, or the number of Shares sold exceeds such number of unvested Shares, the sale of Shares shall be a sale of any vested Shares remaining in escrow as of the date of sale. For examples of how this Section works in conjunction with the rest of Section 6, see Exhibit F.


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            (3) Unvested Shares. Any unvested Shares remaining in escrow as of
   October 31, 1997 shall be promptly distributed to FI.

     d. Escrow Advance Payment. FI has agreed to make certain advance payments to AAFCO by funding the escrow upon the following terms:

            (1) Conversion Advance Payments. Three business days after receiving notification of the conversion(s) from AAFCO, FI shall pay to KS, as an Escrow Agent, in immediately available funds for further distribution to AAFCO an amount equal to $16.00 per share for each Share vesting on such Vesting Date which has not previously been sold pursuant to Section 6.c. above (any such per share amount, together with any per share amount paid pursuant to Section 6.d.(2) below is hereinafter referred to as the "Escrow Advance Payment" with respect to such Shares).

            (2) Final Advance Payment. On March 31, 1998, FI shall pay to KS, as an Escrow Agent, in immediately available funds for further distribution to AAFCO an amount equal to $12.25 per share for each vested Share which has not previously been sold pursuant to Section 6.c. above and remains in escrow as of that date.

            (3) Recision, Suspension and Refund of Advances. Notwithstanding the provisions of paragraphs (1) and (2) above, if AAFCO has not completed the conversion of 100% of its store locations as provided in Section 2 hereof on or prior to September 30, 1997, all amounts advanced to AAFCO under this
     Section 6.d. shall be promptly refunded (without interest) to the Escrow Agents who shall promptly distribute such refund to FI, and no further amounts shall be advanced by FI pursuant to this Section 6.d., except that if the good faith failure to achieve the conversion of the final 25% of its store locations on or prior to September 30, 1997 relates to not more than three (3) stores, AAFCO shall send a Conversion Notification to FI which also includes the three or less store locations not yet


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     converted and AAFCO shall have until October 30, 1997 to convert such stores and provide FI with a final Conversion Notification upon the receipt of which FI shall pay such amounts due AAFCO under subsection (1) above, and failing receipt of such final Conversion Notification by October 30, 1997, all amounts advanced to AAFCO under this Section 6.d. shall be promptly refunded (without interest) to the Escrow Agents who shall promptly distribute such refund to FI, and no further amounts shall be advanced by FI pursuant to this Section 6.d.

          e. Proceeds from the Sale of Shares.

                    (1) Allocation of Net Proceeds. The net proceeds from each sale of the Shares by the Escrow Agents and any amounts paid to KS, as an Escrow Agent, into escrow by FI pursuant to Section 6.c.(1) shall be allocated as follows (For examples of how this Section works in conjunction with the rest of Section 6, see Exhibit F):

                        (i) First, AAFCO shall be allocated the amount, if any, equal to the product of (a) the number of Shares sold, and (b) the amount by which $28.25 (the "Deficiency Guarantee") exceeds the per share Escrow Advance Payments, if any, attributable to such Shares which was paid to AAFCO pursuant to Section 6.d. above and not thereafter refunded by AAFCO pursuant to Section 6.d.;

                        (ii) Second, to the extent any amounts remain, FI shall be allocated the amount, if any, equal to the aggregate Escrow Advance Payments, if any, attributable to such Shares paid to AAFCO pursuant to Section 6.d. above and not thereafter refunded by AAFCO pursuant to Section 6.d.; and

                        (iii) Third, AAFCO shall be allocated any remaining
                  amounts.


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                      (2) Deficiency Guarantee. At the time of settlement for
      each sale of Shares, FI shall also pay to KS, as an Escrow Agent, in immediately available funds for further allocation to AAFCO an amount, if any, equal to the product of (a) the number of Shares sold, and (b) the amount by which the Deficiency Guarantee exceeds the sum of (x) the per share Escrow Advance Payments attributable to such Shares which was paid to AAFCO pursuant to Section 6.d. above and not thereafter refunded by AAFCO pursuant to Section 6.d, and (y) any amounts allocated to AAFCO pursuant to Section 6.e.(1)(i) above with respect to such Shares.

                      (3) Distribution of Net Proceeds and Deficiency Guarantee. For examples of how this Section works in conjunction with the rest of Section 6, see Exhibit F.

                              (i) All amounts allocated to AAFCO pursuant to the
                    provisions of Section 6.e.(1) and (2) above shall be distributed to AAFCO by the Escrow Agents on the later of
                    (a) one business day following the settlement relating to such sale of Shares, or (b) such date as the proceeds of the Shares to which such sale relates are deemed to be vested pursuant to Section 6.b. above; provided, however, that if FI shall not have received a Conversion Notification that AAFCO completed the conversion of 100% of its store locations pursuant to Section 2 hereof on or prior to September 30, 1997, no further amounts attributable to unvested Shares shall be distributed pursuant to this paragraph (3), except that if the good faith failure to achieve the conversion of the final 25% of its store locations on or prior to September 30, 1997 relates to not more than three (3) stores, AAFCO shall send a Conversion Notification to FI which also includes the three or less store locations not yet converted and AAFCO shall have until October 30, 1997 to convert such stores and provide FI with a final Conversion Notification upon the receipt of which FI shall notify the

                  Escrow Agents to distribute all amounts allocated to AAFCO pursuant to Section 6.e.(1) and (2), and failing receipt of such final Conversion Notification by October 30, 1997, no further amounts attributable to unvested Shares shall be distributed pursuant to this paragraph (3).

                              (ii) All amounts, if any, allocated to FI pursuant
                  to the provisions of Section 6.e.(1) above shall be distributed to FI by the Escrow Agents one business day following the settlement relating to such sale of Shares.

                              (iii) Any and all unvested proceeds remaining in
                  escrow as of October 31, 1997 shall be distributed to FI by the Escrow Agents.

         7. FI'S REGISTRATION OF THE FRIEDMAN'S MARKS. AAFCO agrees to cooperate and assist, at FI's expense, with (i) FI's registration of the Friedman's Marks with the U.S. Patent and Trademark Office or with any state, foreign or other governmental agency, and (ii) any other filings with state, foreign or governmental agencies in which AAFCO's consent is required, including but not limited to execution of the Assignment attached hereto as Exhibit G. AAFCO further agrees that FI's use of the Friedman's Marks and AAFCO's use of the Friedman's Marks are in connection with goods and services which are substantially similar, and that AAFCO will, at FI's expense, if called upon to do so with respect to administrative proceedings or challenges by or actions against third parties, provide testimony or evidence to support the validity of AAFCO's assignment of the Friedman's Marks to FI.

          8. ENFORCEMENT AGAINST THIRD PARTIES. AAFCO agrees and acknowledges that nothing in this Agreement shall prevent FI from enforcing its rights in and to the Friedman's Marks against third parties in any geographic location at any time, in FI's sole discretion, and, until June 30, 1999, AAFCO agrees to cooperate and assist FI in such actions, at FI's expense.

          9. DISMISSAL OF CIVIL ACTION. Upon execution of this Agreement, both Parties agree to dismiss with prejudice all claims and counterclaims asserted against the other in the Civil Action, with each party to bear its own costs.

          10. NO ADMISSION OF LIABILITY. Neither Party admits liability to the other in connection with any of the claims or counterclaims asserted in the Civil Action, and nothing in this Agreement shall be construed as an admission by either Party of unlawful or otherwise actionable conduct on its part.

          11. DOCUMENTS. All documents produced to a Party by the other Party during the course of the Civil Action shall be returned to the producing Party or shall be destroyed within 30 days after execution of this Agreement. If destroyed, the Party destroying the documents shall issue to the other Party a signed statement affirming that all documents have been destroyed and the manner in which the documents were destroyed.

          12. RELEASE. Each Party, for itself, its parents, affiliated and associated companies, and each of their owners, directors, officers, attorneys, agents, employees, successors and assigns irrevocably and unconditionally releases, acquits and forever discharges the other Party and its parents, affiliated and associated companies, and each of their owners, directors, officers, attorneys, agents, employees, successors and assigns from any and all claims, liabilities, obligations, demands, causes of action, damages, costs, losses, debts and expenses (including without limitation attorneys' fees) of whatever kind or nature, in law or in equity, asserted and/or raised or which could have been raised against the other Party in the Civil Action.

          13. NO RELIANCE ON REPRESENTATIONS. Each Party represents and acknowledges that in executing this Agreement, it does not rely and has not relied on any representation or statement made by the other Party or by the other Party's agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement, except for representations set forth in this Agreement.

          14. AGREEMENT BINDING. This Agreement shall be binding upon and inure to the benefits of the Parties and their respective shareholders, successors, affiliates, subsidiaries, officers, directors, agents, and assigns.

          15. RIGHT TO CURE. Except for the payment of funds due AAFCO, the delivery of FI Stock to AAFCO pursuant to this Agreement, the regulatory filings associated with the change of AAFCO's corporate name and, subject to the provisions of Section 6.b., Section 6.d.(3) or Section 6.e.(3)(i), the conversion of AAFCO's stores, for which time is of the essence, in the event of any nonwillful breach of this Agreement by either Party, the nonbreaching Party shall be required to send written notice to the breaching Party advising that Party of the nature of its breach. Until March 31, 1998, the breaching Party shall have seven (7) business days from the notice as provided in Section 16 to cure or remedy its breach (the "Cure Period"). If the breaching Party fails to cure or remedy its breach within the Cure Period, the non-breaching Party shall be entitled to seek any and all remedies authorized by this Agreement or by law or in equity. Prior to instituting any legal action as a result of an alleged breach, an officer of the party alleging breach shall personally communicate with a responsible officer representing the alleged breaching party in an attempt to resolve the matter amicably. It is not the intention of the parties to view isolated, de minimis violations of the terms of this Agreement as an actionable breach.

          16. NOTICES. All notices, consents, requests, and demands to or upon the respective Parties hereto to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) on the date delivered in person, (b) on the date transmitted by facsimile, if sent by 5:00 P.M., Eastern Time, and confirmation of receipt thereof is reflected or obtained, or (c) on the date received if sent by first-class U.S. Mail, Federal Express or other nationally recognized overnight courier service or overnight express U.S. Mail, with service charges or postage prepaid. In each case (except for personal delivery) such notices, requests, demands, and other communications shall be sent to a Party at its address or facsimile number as follows, or as otherwise designated by the Party by notice in accordance herewith:

                  To AAFCO:             Joseph B. Scott
                                        A.A. Friedman Co., Inc.
                                        2559 Washington Road
                                        Augusta, Georgia 30904
                                        Facsimile: 706-737-0528

                  with a copy to:       David M. Zacks
                                        Miles J. Alexander
                                        Kilpatrick Stockton LLP
                                        1100 Peachtree Street
                                        Suite 2800
                                        Atlanta, Georgia 30309
                                        Facsimile: 404-815-6555

                  To FI:                Bradley J. Stinn
                                        Friedman's Inc.
                                        Four West State Street
                                        Savannah, GA 31401
                                        Facsimile: 510-835-0906

                  with a copy to:       Martin J. Elgison
                                        Alston & Bird LLP
                                        1201 West Peachtree Street, N.W.,
                                        Suite 4200
                                        Atlanta, GA 30309-3424
                                        Facsimile: 404-881-7777

          17. ENTIRE AGREEMENT. This Agreement, along with all Exhibits, including the attached Escrow Agreement, contains the entire understanding and complete agreement of the Parties with respect to the subject matter of this Agreement, and all understandings and agreements, if any, previously reached between the Parties are merged into this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Parties hereto unless made in writing and executed by the Parties.

          18. HEADINGS. The headings contained in this Agreement are for reference only and shall not affect the meaning of any of the provisions of this Agreement.

          19. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

          20. GOVERNING LAW; JURISDICTION. This Agreement is made and entered into in the State of Georgia, and this Agreement shall be governed by, and its terms and conditions construed in accordance with, applicable common law and statutes of the State of Georgia, without giving effect to the conflict of law rules of that State. Any claim arising out of or relating to this Agreement or any breach of this Agreement may be brought only in the Superior or State Court of Fulton County, Georgia, or the United States District Court for the Northern District of Georgia, Atlanta Division, as appropriate, and the parties consent to the exclusive jurisdiction and venue of, and service of process by, such courts for the purpose of resolving any such disputes.

         21. NO KNOWLEDGE OF PRIOR USES. AAFCO represents that its officers, directors and attorneys have no knowledge of any third party's use of the Friedman's Marks prior to 1926.

         22. NO ABANDONMENT. AAFCO agrees that FI's adherence to the provisions of section 4 of this Agreement shall not be construed in any dispute between the Parties and are not intended to be an abandonment of any rights in or to the Friedman's Marks either owned by FI or conveyed by AAFCO to FI in this Agreement.

         23. REPRESENTATIONS AND WARRANTIES OF AAFCO AND FI. AAFCO represents and warrants to FI as follows:

               (1) Organization and Qualification. AAFCO has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Georgia.

               (2) Authority. The execution, delivery and performance by AAFCO of this Agreement have been duly and validly authorized and approved by all necessary action on the part of AAFCO. This Agreement is the legal, valid and binding obligation of

AAFCO enforceable against AAFCO in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (whether considered in an action at law or in equity). Neither the execution and delivery by AAFCO of this Agreement nor the consummation by AAFCO of the transactions contemplated hereby will (a) violate AAFCO's organizational documents, (b) to the knowledge of AAFCO, violate any provisions of law or any order of any court or any governmental unit to which AAFCO is subject, or by which its assets are bound, or (c) conflict with, result in a breach of, or constitute a default under any material indenture, mortgage, lease (except for change of name clearance), agreement or other instrument to which AAFCO is a party or by which its assets or properties are bound.

               (3) Sophistication. AAFCO is an "accredited investor" as such term is used under Section 4(6) of the Securities Act of 1933, as amended. AAFCO has the knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Class A Common Stock; AAFCO has the ability to bear the economic risks associated with ownership of the Class A Common Stock; AAFCO has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement; and AAFCO has had an opportunity to obtain the financial and other information from the Company as it deems necessary or appropriate in connection with evaluating the merits of the Class A Common Stock.

               (4) Ownership of the Stores. A.A. Friedman Co., Inc. owns, whether through fee simple title or leasehold interest, all the stores operated by AAFCOas of the Effective Date.

         FI represents and warrants to AAFCO as follows:

                  (1) Organization and Qualification. FI has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

                  (2) Authority. The execution, delivery and performance by FI of this Agreement have been duly and validly authorized and approved by all necessary action on the part of FI. This Agreement is the legal, valid and binding obligation of FI enforceable against FI in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (whether considered in an action at law or in equity). Neither the execution and delivery by FI of this Agreement nor the consummation by FI of the transactions contemplated hereby will (a) violate FI's organizational documents, (b) to the knowledge of FI, violate any provisions of law or any order of any court or any governmental unit to which FI is subject, or by which its assets are bound, or
(c) conflict with, result in a breach of, or constitute a default under any material indenture, mortgage, lease, agreement or other instrument to which FI is a party or by which its assets or properties are bound.

                  (3) Authorized Stock. The Shares have been duly authorized and when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued and nonassessable, and will conform to the description thereof contained in FI's filings with the Securities and Exchange Commission.

          24.     DEFINITIONS.

                  "Affiliate" of any specified person means (i) any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person or (ii) any other person who is a director or executive officer of (a) such specified person or (b) any person described in the preceding clause (i). For purposes of this definition, "control" (including, with correlative meanings, the terms

"controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.

         "Conversion Notification" means one of four written certificates of an executive officer of AAFCO certifying that AAFCO has completed the conversion of 25%, 50%, 75% or 100%, respectively, of its store locations which are operating under the Friedman's Marks as provided in Section 2 hereof and including a list of such stores and their geographic location.

     25. CERTAIN RECAPITALIZATIONS. In the event of any stock split, stock dividend consolidation, reorganization, recapitalization, combination of shares or other change with respect to Class A Common Stock that becomes effective during the term of this Agreement, the Shares subject to this Agreement shall be automatically and appropriately adjusted, as shall any and all references herein to a specific number of shares of Class A Common Stock or references herein to prices, advances or any other per share amount.

     26. SECURITY AGREEMENT.

         (1) AAFCO hereby pledges, hypothecates, assigns, transfers, sets over and delivers unto the Escrow Agents for the benefit of FI, and grants to the Escrow Agents for the benefit of FI a security interest in, all of AAFCO's right, title and interest in, to and under the following (collectively, the "Pledged Collateral"): (a) all of the vested Shares (as defined in Section 6 hereof); (b) any cash or additional securities or other property at any time and from time to time receivable or otherwise distributable in respect of, in exchange for, or in substitution of, any of the vested Shares; and (c) any and all products and proceeds of any of the foregoing, together with and all other rights, titles, interests, powers, privileges and preferences pertaining to said property.

         (2) The security interest created hereby is granted to the Escrow Agents for the benefit of FI, to secure :(i) the obligations of AAFCO, if any, to refund Escrow

Advance Payments pursuant to Section 6.d.(3); and (ii) the right, if any, of FI to an allocation and distribution of net proceeds from the sale of Shares pursuant to Section 6.e.(1)(ii), Section 6.e.(3)(ii) and Section 6.e.(3)(iii), respectively (subsections (i) and (ii) of this Section 26(2) are hereinafter the "Secured Obligations").

          (3) AAFCO hereby represents and warrants to the Escrow Agents and FI as follows:

               (i) The correct corporate name of AAFCO is set forth in the first paragraph of this Agreement. The chief executive office and principal place of business of AAFCO and the location of the AAFCO's books and records relating to the Pledged Collateral are located at 2559 Washington Road, Augusta, , Richmond County, Georgia 30904. The Social Security number, or the Internal Revenue Service taxpayer identification number, as applicable, of AAFCO is 58-0524325.

               (ii) AAFCO has the power and authority to pledge the Pledged Collateral in the manner hereby done or contemplated and will defend its title or interest thereto or therein against any and all liens (other than the lien created by this Agreement), however arising, of all persons.

          (4) AAFCO agrees that, until this Agreement has terminated in accordance with its terms, any additional shares delivered to the Escrow Agent in accordance with Section 1.5 of the Escrow Agreement shall be additional Pledged Collateral and shall be subject to the lien of, and the terms and conditions of, this Agreement.

          (5) For purposes of this Section 26 of the Agreement, "Event of Default" shall mean:

              (i) AAFCO shall (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended or other federal bankruptcy law (as now or hereafter in effect); (ii) file a petition in respect of AAFCO seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts; (iii) consent to or fail to contest in a timely manner pursuant to Rule 1011 of the Bankruptcy Code of 1978, as amended, any petition filed against it in an involuntary case under such bankruptcy laws or other laws;
     (iv) apply for or consent to, or fail to contest in a timely manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) be unable to, or admit in writing its inability to, pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; or (vii) make a conveyance fraudulent as to creditors under any state or federal law;

               (ii) an order for relief that is final and unappealable shall be entered against AAFCO in any court of competent jurisdiction under the Bankruptcy Code of 1978, as amended or other federal bankruptcy law (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or a final and unappealable order shall be entered appointing a trustee, receiver, custodian, liquidator or the like for AAFCO or all or any substantial part of the assets, domestic or foreign, of AAFCO; and

               (iii) any failure of AAFCO to satisfy its obligations, if any, to refund Escrow Advance Payments pursuant to Section 6.d.(3).

          (6) If an Event of Default shall have occurred, the Escrow Agents may exercise any and all the rights and remedies of a secured party under the Uniform Commercial Code as in effect in any applicable jurisdiction (the "Code") and may otherwise sell, assign, transfer, endorse and deliver the whole or, from time to time, any part of the Pledged Collateral at a public or private sale or on any securities exchange, for cash, upon credit or for other property, for immediate or future delivery, and for such price or prices and on such terms as the Escrow Agent in its discretion shall deem appropriate.

          (7) The proceeds of any sale of the whole or any part of the Pledged Collateral, shall be applied by Escrow Agents in accordance with Section 6 hereunder.

          (8) AAFCO shall take all action that may be necessary or desirable in MSC's sole discretion, so as at all times to maintain the validity, perfection, enforceability and priority of the Escrow Agent's security interest in the Pledged Collateral, or to enable the Escrow Agents to exercise or enforce its rights hereunder, including without limitation executing and delivering financing statements, pledges, designations, notices and assignments, in each case in form and substance satisfactory to MSC, relating to the creation, validity, perfection, priority or continuation of the security interest granted hereunder. AAFCO hereby authorizes the Escrow Agents to execute and file in all necessary and appropriate jurisdictions (as determined by the Escrow Agents) one or more financing or continuation statements in the name of AAFCO and to sign the AAFCO's name thereto (or to file any such financing statement, document or instrument without the signature of AAFCO to the extent permitted by applicable law).

          (9) This Agreement shall create a continuing security interest in the Pledged Collateral and shall remain in full force and effect until it terminates in accordance with its terms.

          (10) Neither the failure on the part of the Escrow Agents to exercise, nor the delay on their part in exercising any right, power or remedy hereunder, nor any course of dealing between the Escrow Agents and AAFCO shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy hereunder preclude any other or the further exercise thereof or the exercise of any other right, power or remedy.

          (11) The security interest provided for in this Section 26 shall terminate upon the satisfaction in full of the Secured Obligations.

         (12) The parties hereto acknowledge that the security interest granted pursuant to this Section 26 is without prejudice to the other rights of FI pursuant to this Agreement.

     27. SALE OR CHANGE IN CONTROL OF AAFCO. Prior to any sale of all or substantially all of the assets of AAFCO, or a change in control of the voting securities of AAFCO, if either would, in FI's reasaonble judgment, have a material adverse effect on AAFCO's credit, AAFCO hereby agrees to provide, for the sole benefit of FI, a letter of credit, the terms of which will provide that FI may draw upon such letter of credit to satisfy any and all obligations of AAFCO hereunder to refund any and all amounts paid to AAFCO as Escrow Advance Payments.




                            [SIGNATURES ON NEXT PAGE]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives as of the date first written above.

                        A.A. FRIEDMAN CO., INC.

                        By: /s/ Susan F. Morgan

                        Name: Susan F. Morgan

                        Title: Chief Executive Officer


                        FRIEDMAN'S INC.

                        By: /s/ Bradley J. Stinn

                        Name: Bradley J. Stinn

                        Title: Chairman and Chief Executive Officer